Exhibit 10.1

V2X, INC.
Third Amendment and Restatement of the V2X, Inc.
2014 Omnibus Incentive Plan, as amended and restated as of February 27, 2025
PERFORMANCE STOCK UNIT AWARD AGREEMENT
(Stock Settled)
THIS AGREEMENT (the “Agreement”), effective as of ###GRANT_DATE###, by and between V2X, Inc. (the “Company” or “V2X”) and ###GRANTEE_NAME### (the “Grantee”), WITNESSETH:
WHEREAS, the Grantee is now employed by the Company or an Affiliate (as defined in the Third Amendment and Restatement of the V2X, Inc. 2014 Omnibus Incentive Plan, as amended and restated as of February 27, 2025, (the “Plan”)) as an employee, and in recognition of the Grantee’s valued services, the Company, through the Compensation and Human Capital Committee of its Board of Directors (the “Committee”), desires to provide an inducement to remain in service of the Company and as an incentive for increased efforts during such service pursuant to the provisions of the Plan and this Agreement.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:
1.    Grant of Target Award and Performance Periods. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Grantee a target award of ###TOTAL_AWARDS### Performance Stock Units (the “Target Award”) relating to the four performance periods described on Exhibit 1 (each a “Performance Period” and together the “Performance Periods”). The number of Performance Stock Units that become vested and earned may range from 0% to 200% of the Target Award, with the number of Performance Stock Units that become vested and earned dependent upon the degree to which the performance goals described in Section 3 are achieved. The Performance Stock Units are notional units of measurement denominated in Shares of common stock of the Company (i.e., one Performance Share Unit is equivalent in value to one share of common stock of the Company (a “Share”)).
The Performance Stock Units represent an unfunded, unsecured right to receive Shares in the future if the conditions set forth in the Plan and this Agreement are satisfied. Grantee shall have status under this Agreement solely as an unsecured creditor of the Company.
2.    Terms and Conditions. It is understood and agreed that the Performance Stock Units are subject to the following terms and conditions:

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(a)    Restrictions. Except as otherwise provided in the Plan and this Agreement, neither this Award nor any Performance Stock Units subject to this Award may be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture of the Performance Stock Units.
(b)    Stockholder Rights. The Grantee shall not have any privileges of a stockholder of the Company with respect to the Performance Stock Units or any Shares that may be delivered hereunder, including without limitation any right to vote such Shares or to receive dividends or dividend equivalents, unless and until such Shares are delivered upon vesting of the Performance Stock Units.
3.    Vesting of Performance Stock Units and Payment.
(a)    Normal Vesting and Settlement; Fractional Vesting Provisions
(i)    The number of Performance Stock Units that become eligible to vest will be determined in accordance with the Adjusted Earnings per Share (EPS) and Relative Total Shareholder Return (rTSR) modifier calculations set forth on Exhibit 1.
(ii)    Except as provided in the Agreement, each Performance Share Unit that becomes eligible to vest in accordance with Exhibit 1 will vest in full on the later of (x) December 31, 2028 or (y) the date the Compensation and Human Capital Committee certifies the performance set forth on Exhibit 1 (the “Vesting Date”), subject to the Grantee’s continuous employment with the Company or an Affiliate through the Vesting Date. For the avoidance of doubt, continuous employment of the Grantee by the Company or an Affiliate for purposes of vesting and earning the Performance Stock Units granted hereunder shall include continuous employment with either the Company or an Affiliate for so long as the Grantee continues working at any such entity.
(iii)    Except as provided in the Agreement, the Company will deliver to the Grantee one Share for each whole Performance Share Unit that fully vests in accordance with Section 3(a)(i) as soon as practicable after the Vesting Date and in no event later than March 15 of the calendar year following the year in which vesting occurs.
(b)    Effect of Termination of Employment. Except as otherwise provided below, if the Grantee’s employment with the Company (and all Affiliates) is terminated for any reason before the Vesting Date, the Award shall be immediately forfeited.
(i)    Termination due to Death or Disability. If the Grantee’s termination of employment is due to death or Disability (as defined below), then the Grantee shall receive settlement of the applicable number of Performance Stock Units determined in accordance with the methodology set forth in Section 3(c), clause (x) (potentially a pro-rated portion vesting) except that the date of such termination shall be substituted for the Acceleration Date for purposes of making such calculation, which settlement shall be made on or as soon as practicable (but in all events within 60 days) following the date the Participant’s employment terminates.

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(ii)    Termination by the Company for Other than Cause. If the Grantee’s termination of employment is by the Company (or an Affiliate) for other than Cause, then the number of Performance Stock Units that vest, if any, for any particular performance period will be equal to the product of (x) the number of Performance Stock Units that become eligible to vest in accordance with Exhibit 1 (or if an Acceleration Event occurs following the date hereof and on or before December 31, 2028, in accordance with Section 3(c)) as if the termination had not occurred and (y) a fraction, not greater than one (1), the numerator of which is the number of full months during which the Grantee has been continually employed from (and including) the first day of the applicable performance to (and including) the date of termination, and the denominator of which is the number of full months in the performance period, rounded down to the nearest whole Performance Stock Unit, and such number of vested Performance Stock Units shall be delivered at the time and in the form set forth in Section 3(a)(iii).
(iii)    Termination Due to Retirement. If the Grantee’s termination of employment is due to Retirement (as defined below), then the number of Performance Stock Units that vest, if any, will be equal to the number of Performance Stock Units that become eligible to vest in accordance with Exhibit 1 (or if an Acceleration Event occurs following the date hereof and on or before December 31, 2028, in accordance with Section 3(c)) as if the termination had not occurred and so long as the Grantee complies with the covenants in Appendix A, and if the Grantee violates any such restrictive covenant at any time before the delivery of the Shares underlying the vested Performance Stock Units, the Award will terminate and expire in all respects, without further action by the Company, and the Grantee hereby agrees that the Company shall have all of the remedies and rights set forth in Section 3(h)-. Any Performance Stock Units that become vested under this Section 3(b)(iii) shall be delivered at the time and in the form set forth in Section 3(a)(iii).
(iv)    Qualifying Terminations On or Following an Acceleration Event. Notwithstanding anything in this Agreement to the contrary, if (a) the Grantee’s employment is terminated by the Company (or an Affiliate or any successor, as the case may be) without Cause (as defined below) or by the Grantee for Good Reason (as defined below), and (b) such termination occurs on the date of, or within twenty-four months following, an Acceleration Event which occurs following the date hereof and on or before December 31, 2028, (in either case, an “AE Termination”) then settlement of the number of Performance Stock Units otherwise eligible to vest set forth in Section 3(c) (for the avoidance of doubt, ignoring any continued employment requirement) shall occur on or as soon as practicable (but in all events within 60 days) following the date the Grantee’s employment terminates.

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(v)    Termination for Any Other Reason. If the Grantee’s employment with the Company and its Affiliates is terminated for any reason not described in this Section 3(b), any unvested Performance Stock Units shall be immediately forfeited as of the date of such termination.
(c)    Acceleration Event. Notwithstanding anything in this Agreement to the contrary, if an Acceleration Event occurs following the date hereof and on or before December 31, 2028, then (x) a pro-rated portion of the Performance Stock Units shall be eligible to vest based on the actual performance though the date of the Acceleration Event (determined as provided below in this Section 3(c)) and (y) the remaining portion of the Award shall be determined by reference to the Target Award (determined as provided below in this Section 3(c)).
(i)    With respect to the TSR Portion, the portion of the Award described in subpart (x) above shall be determined by multiplying (A) the number of Performance Stock Units that become eligible to vest in accordance with Exhibit 1 but with the average Vesting Factor equal to the sum of the Vesting Factors for any completed Performance Periods and the open (including the final) Performance Periods in which the Acceleration Event occurs (with Vesting Factor for the open (including the final) Performance Periods in which the Acceleration Event occurs determined based on the achievement of the applicable performance measures over the thirty trading days preceding the date on which the Acceleration Event occurs), divided by the number of such Performance Periods, by (B) a fraction, the numerator of which is the number of calendar days from (and including) January 1, 2026 to (and including) the date preceding the date on which the Acceleration Event occurs, and the denominator of which is 1,095 (such fraction, the “Pro-Ration” Factor), and then rounding down to the nearest whole Performance Stock unit. With respect to the EPS Portion, the portion of the Award described in subpart (x) above shall be that portion of the EPS Portion as to which performance has been satisfied (for any completed Performance Period), plus deemed performance at 100% for any open Performance Period, but for any open Performance Period, pro-rated based on the number of days elapsed in the open Performance Period through the date of the Acceleration Event.
(ii)    The portion of the Award described in subpart (y) in the first sentence of this Section 3(c) shall be determined by multiplying (A) the Target Award by (B) a fraction, the numerator of which is the number of calendar days from the date of the Acceleration Event (including day of the Acceleration Event) to (and including) December 31, 2028, and the denominator of which is 1,095, rounded down to the nearest whole Performance Stock Unit.
(iii)    Except as otherwise set forth in this Agreement, the Performance Stock Units eligible to vest in accordance with this Section 3(c) shall be subject to the Grantee’s continuous employment with the Company or an Affiliate through December 31, 2028, subject to Section 3(b)(iv). Upon

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such vesting, the vested Performance Stock Units shall be delivered to the Grantee as soon as practicable after December 31, 2028, and in no event later than March 15, 2029.
(iv)    For the avoidance of doubt, this Section 3(c) is intended only to apply if an Acceleration Event occurs on or before December 31, 2028, or as otherwise provided herein. The Award shall otherwise remain subject to the terms and conditions set forth in this Agreement.
(d)    Release of Claims.
(i)    Notwithstanding any contrary provision herein other than clause 3(d)(ii) below, in the event Grantee is entitled to vesting of Performance Stock Units in accordance with the provisions of Paragraphs 3(b)(i), (iii), (iv) or 3(d) herein, such vesting (and ultimate settlement) shall be contingent on Grantee executing a general release of claims (“Release”) in favor of Company such that the Release becomes irrevocably effective within such period (not to exceed 60 days) as Company may specify; and provided, further, if such period spans two calendar years, in no event will settlement occur prior to January 1 of the second calendar year.
(ii)    Notwithstanding the foregoing, no Release shall be required if the post- termination vesting of Performance Stock Units contemplated under Paragraph 3(c)(i) is in the event of the death of the Grantee.
(e)    Defined Terms.
(i)    Cause. For purposes of this Agreement, the term “Cause” shall mean (1) the Grantee’s misconduct, (2) the Grantee’s violation or breach of Company policies, rules or Code of Conduct or any other terms or conditions relating to the Grantee’s employment or any agreement with the Grantee or (3) any other conduct of the Grantee that the Committee in its sole discretion determines constitutes Cause for purposes of this Agreement. In the event of an Acceleration Event, the “Committee” shall be the pre-Acceleration Event Committee.
(ii)    Disability. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Grantee to perform all of his or her duties under the terms of his or her employment, as determined by the Company upon the basis of such evidence, including independent medical reports and data, as the Company deems appropriate or necessary; provided however, that with respect to any portion of the Award that constitutes deferred compensation for purposes of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), the Grantee shall not be deemed to have incurred a Disability unless and until the date the Grantee becomes “disabled” as that term is used in Section 409A.
(iii)    Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean, without the Grantee’s express written consent and excluding for this purpose any action which is remedied by the Company (or an Affiliate or any successor, as the case may be) within thirty (30) days after receipt of notice thereof given by the Grantee, (i) a reduction in the

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Grantee’s annual base compensation (whether or not deferred); (ii) the assignment to the Grantee of any duties inconsistent in any material respect with the Grantee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities; (iii) any other action by the Company (or an Affiliate or any successor, as the case may be) which results in a material diminution in such position, authority, duties or responsibilities; or (iv) the Company’s (or an Affiliate or any successor, as the case may be) requiring the Grantee’s work location to be other than within fifty (50) miles of the location where such Grantee was principally working immediately prior to the Acceleration Event; provided that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Grantee’s knowledge thereof, unless the Grantee has given the Company (or an Affiliate or any successor, as the case may be) notice thereof prior to such date, and the date of the Grantee’s termination of employment for Good Reason must occur, if at all, within one hundred and eighty (180) days following the later of the occurrence of the Good Reason event or the Grantee’s knowledge thereof.
(iv)    Retirement. For purposes of this Agreement, the term “Retirement” shall mean the termination of the Grantee’s employment following the one-year anniversary of the Grant Date if, at the time of such termination, the Grantee is at least age 60 with at least 5 years of service. For this purpose, “years of service” means service as an Employee of the Company or of the Predecessor Corporation. Notwithstanding any contrary provision herein,
(i) the Grantee shall not be considered employed during any period in which the Grantee is receiving severance payments, and (ii) termination of the Grantee’s employment (a) by the Company for Cause, (b) due to the Grantee’s death or Disability or (c) as a result of an AE Termination shall not constitute Retirement, regardless of the Grantee’s age and years of service. For the avoidance of doubt, if the Grantee’s employment is terminated by the Company or an Affiliate other than for Cause and before an Acceleration Event and on the termination date one year has elapsed from the Date of Grant and the Grantee is at least age 60 with at least five years of service, such termination shall be treated as a termination due to Retirement. For the avoidance of doubt, in no event will any termination of employment prior to the one year anniversary of the Date of Grant be a Retirement.
(f)    Tax Withholding. In accordance with Article 14 of the Plan, the Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the Performance Stock Units. Unless the Committee determines otherwise, the minimum statutory tax withholding required to be withheld upon delivery of the Shares shall be satisfied by withholding a number of Shares having an aggregate Fair Market Value equal to the minimum statutory tax required to be withheld. If such withholding would

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result in a fractional Share being withheld, the number of Shares so withheld shall be rounded up to the nearest whole Share. Notwithstanding the foregoing, the Grantee may elect to satisfy any or all of such tax withholding requirements by timely remittance of such amount by cash or check or such other method that is acceptable to the Company, rather than by withholding of Shares, provided such election is made in accordance with such conditions and restrictions as the Company may establish. If FICA taxes are required to be withheld while the Award is outstanding, such withholding shall be made in the manner described in the second sentence of this subsection 3(f).
(g)    Grantee Bound by Plan and Rules. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Grantee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the date the Performance Stock Units vest. Capitalized terms used herein and not otherwise defined shall be as defined in the Plan.
(h)    Restrictive Covenant Violation. Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix A to this Agreement. If the Grantee breaches such restrictions in Appendix A to this Agreement, the Grantee hereby agrees that, in addition to any other remedy available to the Company in respect of such activity or breach, (i) the Grantee’s Performance Stock Units will be forfeited, (ii) upon demand by the Company, the Grantee shall return to the Company any Shares issued upon vesting of any of the Performance Stock Units, and (iii) if the Grantee has sold or otherwise disposed of all or any portion of such Shares, the Grantee shall repay to the Company an amount equal to the proceeds the Grantee received upon the sale or other disposition of, or distributions in respect of, such Shares.
(i)    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
(j)    Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with, or be exempt from, the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.
(i)    If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any Shares or other amounts that would otherwise be distributed upon or in connection with the Grantee’s separation from service, shall instead be delivered on the date determined by the Company within the thirty (30) day period following the earlier of (x) the first business day of the seventh month following the date of the Grantee’s separation from service or (y) the date of the Grantee’s death.

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(ii)    If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, upon an Acceleration Event that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Section 409A), and settlement of that portion of the Award otherwise would not comply with the requirements of Section 409A, then the Performance Stock Units shall vest at the time of the Acceleration Event, but settlement of any such Performance Stock Units that constitute deferred compensation for purposes of Section 409A shall not be accelerated (i.e., settlement shall occur when it would have occurred absent the Acceleration Event).
(iii)    Each portion of this Award that vests (or could vest) and/or be settled on any date or event is intended to constitute a separate payment for purposes of Section 409A.
(k)    Data Privacy. As a condition of receipt of this Award, Grantee explicitly and unambiguously acknowledges that the Company and its Affiliates will process certain personal information about the Grantee in accordance with the provisions of the Company’s privacy notice, a copy of which can be obtained by the Grantee by contacting his or her local human resources representative. Such personal information may include, but is not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, and details of all Awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. In certain jurisdictions, the Grantee’s consent is required in order for the parties to process Grantee’s personal information for the purpose of implementing, administering and managing Grantee’s participation in the Plan pursuant to and in accordance with his or her award agreement. Where such consent is required and without limiting any other specific consent provided by the Grantee, including in any consent provided in a separate document, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described herein and any other applicable Award grant materials by and among, as applicable, the Company or any of its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be transferred to a stock plan service provider as may be selected by the Company from time-to-time (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that if he or she resides outside the United States, he or she may request a list with

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the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes (where such authorization is required) the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Grantee understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or, where applicable, refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Grantee understands that where his or her consent is required by applicable law, he or she is providing the consents on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her status as an employee, consultant or director and career with the Company and its Affiliates will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant awards to the Grantee under the Plan or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its President and Chief Executive Officer, or a Senior Vice President, as of ##GRANT_DATE###.
Agreed to:    V2X, INC.

###GRANTEE NAME###
Grantee    Jeremy C. Wensinger
(Online acceptance constitutes agreement)
Dated:    ###ACCEPTANCE_DATE###    Dated:    ###GRANT_DATE###

Enclosures

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Exhibit 1
EPS with Relative Total Shareholder Return (rTSR) Calculations

The number of Performance Stock Units that become eligible to vest will be determined based on the achievement of Adjusted Earnings Per Share (Adj. EPS) and relative Total Shareholder Return (rTSR) goals over the three-year performance period, which together comprise the PSU Performance Factor.
Adjusted Earnings Per Share (Adj. EPS)
The Adj. EPS P)ayout Factor is determined based on Company performance against an annual Adj. EPS target established each year, over 3 years, as determined by The Compensation and Human Capital Committee:
    Year 1: Adjusted EPS Target is established on the effective date of the initial grant
    Year 2: Adjusted EPS Target shall be established in the quarter when the second performance period starts
    Year 3: Adjusted EPS Target shall be established in the quarter when the third performance period starts
The Adj. EPS Payout Factor is calculated for three performance periods (each of the 2026, 2027, and 2028 calendar years), and is equal to the average Adj. EPS Payout Factor over the three measurement periods, determined by taking the sum of the Adj. EPS Payout Factor for each performance period, divided by three.
2026 Adjusted EPS Payout Scale
Payouts between threshold, target, and maximum performance levels will be determined using straight-line (linear) interpolation.
Adjusted EPS shall be calculated consistent with the Company’s calculations for external reporting purposes.
The final Adj. EPS Payout Factor is modified +/- 25% by Company relative Total Shareholder Return (rTSR) performance measured over three years against the rTSR peer group approved by the Compensation and Human Capital Committee.
Relative Total Shareholder Return (rTSR)
rTSR is the percentage change in value of a shareholder’s investment in the applicable entity’s common stock from the beginning to the end of the Performance Period, assuming reinvestment of dividends and any other shareholder payouts during the Performance Period. For purposes of this Agreement, the stock price at the beginning of the Performance Period will be the average closing stock price over the trading days in the month immediately preceding the start of the Performance Period, and the stock price at the end of the Performance Period will be the average closing stock price over the trading days in the last month of the Performance Period, [provided, however, if there is a sale of Shares by American Industrial Partners, the closing price on the date of such sale and the subsequent 9 trading days shall be excluded from the end of the Performance Period stock price calculation, with such closing prices instead replaced by the closing prices on the 10 trading days immediately prior to the first trading day otherwise included in such end of the

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Performance Period stock price calculation for V2X and the rTSR peer group]. Any company included in the measurement group which (i) ceases to be publicly traded during the Performance Period shall be removed from the measurement group (but subject to clause (ii)) or (ii) subsequently reorganizes under the United States Bankruptcy Code (or any successor or comparable law) shall remain in the measurement group and all such companies (if any) shall be deemed to be ranked below all other companies in the measurement group
The Peer Group for purposes of rTSR performance, as approved by the Company’s Compensation and Human Capital Committee, include the following companies: AAR Corp., Amentum Holdings, Inc., CACI International Inc., KBR, Inc., Leidos Holdings, Inc., Parsons Corp., SAIC, and VSE Corp.; provided, however, the Compensation and Human Capital Committee may revise the Peer Group at any time, including with effect retroactive back to the commencement of a Performance Period that has not already completed, to reflect any corporate events such as mergers, acquisitions, dissolutions or bankruptcies.
The rTSR modifier is determined based on Company performance against the rTSR peer group of companies approved by the Compensation and Human Capital Committee, in accordance with the following table:
Payouts between threshold, target, and maximum performance levels will be determined using straight-line (linear) interpolation.
The rTSR modifier is calculated for four performance periods (each of the 2026, 2027, and 2028 calendar years), as well as the three-year period beginning on January 1, 2026 and ending on December 31, 2028 and is equal to the average rTSR Modifier over the four measurement periods, determined by taking the sum of the rTSR Modifiers for each performance period, divided by four. The four performance periods, each a “Performance Period” are as follows:

Period 1: January 1, 2026 to December 31, 2026
Period 2: January 1, 2027 to December 31, 2027
Period 3: January 1, 2028 to December 31, 2028
Period 4: January 1, 2026 to December 31, 2028
PSU Performance Factor
The PSU Performance Factor is determined by multiplying the final Adj. EPS Payout Factor and final rTSR Modifier.
The actual number of Performance Stock Units, if any, that become eligible to vest shall be equal to the number of Performance Stock Units multiplied by the PSU Performance Factor.
The final award is capped at 200% of target and is subject to minimum thresholds.
For the avoidance of doubt, all calculations with respect to the PSU Performance Factor shall be in the sole, but good faith, discretion of the Compensation and Human Capital Committee (including any successor thereto), and all such calculations shall be binding on the Grantee.

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1.    Non-Solicit.

Appendix A Restrictive Covenants
(a)    Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(i)    Grantee will not, within twelve months following the termination of his employment with the Company for any reason (the “Post-Termination Period”) or during Grantee’s employment (collectively with the Post- Termination Period, the “Restricted Period”), influence or attempt to influence customers of the Company or its subsidiaries or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.
(ii)    During the Restricted Period, Grantee will not, and will not, directly or indirectly, cause any other person to, initiate or respond to communications with or from, any employee of the Company or its subsidiaries during the twelve-month period prior to the termination of such employee’s employment with the Company, for the purpose of soliciting such employee, or facilitating the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity; and
(b)    It is expressly understood and agreed that although Grantee and the Company consider the restrictions contained in Section 1 of this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Grantee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(c)    The period of time during which the provisions of Section 1 of this Appendix A shall be in effect shall be extended by the length of time during which Grantee is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
2.    Non-Competition.
(a)    Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and agrees as follows:
(i)    Grantee will not, during Grantee’s employment or engagement with the Company and during the twelve month period immediately following the

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termination of Grantee’s engagement or employment with the Company for any reason (collectively, the “Competition Restricted Period”), accept any employment or consulting relationship with (or own or have any financial interest in)(“New Position”), directly or indirectly, any entity engaged in any business area in which the Company or any of its Affiliates engage in business or are actively planning to engage in business (“Company Business”) during Grantee’s employment or engagement with the Company, and in the last 24 months before Grantee’s termination for employment where, in such New Position, Grantee (x) performed similar services for Company in Company Business; or (y) where Grantee had access or exposure to confidential information about Company Business.
Notwithstanding anything to the contrary in this Agreement, Grantee may, directly or indirectly own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Grantee (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(b)    It is expressly understood and agreed that although Grantee and the Company consider the restrictions contained in Section 2 of this Appendix A to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Grantee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(c)    The period of time during which the provisions of Section 2 of this Appendix A shall be in effect shall be extended by the length of time during which Grantee is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
3.    Protection of Confidential Information.
(a)    Grantee agrees that Grantee will not disclose or divulge Confidential Information directly to, or for the benefit of, any third party.
(b)    Confidential Information means and confidential information and proprietary business information about V2X, and its respective clients, licensors, and suppliers which information is the property of V2X and not generally known or available to the public. Confidential Information includes, without limitation, V2X's professional, technical and administrative manuals, associated forms, processes and

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computer systems (including hardware, software, database and information technology systems); marketing, sales and business development plans and strategies; client and prospect files, lists and materials; V2X's sales, costs, profits and other financial information; short- and long-term strategy information; and human resources strategies. Confidential Information shall not mean any information that is generally available to the public, unless such availability is the result of actions or inactions by Grantee without the permission of Company.
(c)    Notwithstanding the foregoing clauses (a) and (b), pursuant to the Defend Trade Secrets Act of 2016, Grantee acknowledge that Grantee will not have criminal or civil liability to the Company or any of its Affiliates under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Grantee files a lawsuit for retaliation by the Company or any of its Affiliates for reporting a suspected violation of law, Grantee may disclose the trade secret to Grantee’s attorney and may use the trade secret information in the court proceeding, if Grantee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.
4.    Miscellaneous
(a)    Survival. The provisions of this Appendix A shall survive the termination of Grantee’s employment for any reason.
5.    Non Applicability.
(a)    For Grantees living or working in California, the Provisions of Paragraphs 1 and 2 of this Appendix A shall have no effect and Company will take no steps to enforce.
(b)    For Grantees living or working in Massachusetts, Minnesota, Nebraska, North Dakota or Oklahoma, the provisions of Paragraph 2 of this Appendix A shall have no effect and Company will take no steps to enforce.
(c)    The provisions of Paragraph 2 of this Appendix A will not apply to any Grantee whose competing position described in Paragraph 2(a)(i) with a competitor involves the practice of law, and the Company will take no steps to enforce.
(d)    To the extent any provision contained in this Appendix A is unenforceable under any applicable law, Company will not enforce, and will take no steps to enforce, such provision.

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